Exhibit 99.1

Press Release
December 11, 2019

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Announces Completion of Note Offering and Redemption Call for its 5.125% Senior Notes Due 2021

FORT WAYNE, INDIANA, December 11, 2019 – Steel Dynamics, Inc. (the “Company”) (NASDAQ/GS: STLD) announced today that it has consummated the sale of $400 million aggregate principal amount of 2.800% Notes due 2024 (the “2024 Notes”) and $600 million aggregate principal amount of 3.450% Notes due 2030 (together with the 2024 Notes, the “Notes”). The net proceeds from the Notes will be used to redeem or satisfy and discharge the entire $700 million of the Company’s 5.125% Senior Notes due 2021 (the “2021 Notes”) in accordance with the indenture governing the Company’s 2021 Notes and for general corporate purposes.

“We are extremely pleased with the tremendous broad support and execution of our inaugural investment grade offering,” stated Theresa E. Wagler, Executive Vice President and Chief Financial Officer. “This transaction further strengthens our capital foundation and liquidity profile. Our recent investment grade credit rating designation creates avenues to access lower cost and longer tenor capital, providing long-term optionality and value creation opportunities.”

The issuance of the Notes and retirement of the 2021 Notes, when fully consummated, will enable the Company to extend its debt maturity profile and reduce its effective interest rate.

Additionally, the Company announced today that it has called for redemption the entire $700 million of the 2021 Notes. The redemption date for the 2021 Notes will be January 10, 2020. The redemption price for the 2021 Notes will be at 100.000%, plus accrued and unpaid interest to, but not including, the redemption date. On and after the redemption date, the 2021 Notes will no longer be deemed outstanding, interest will cease to accrue thereon and all rights of any remaining holders of 2021 Notes will cease to exist, except for the right to receive the redemption price, without interest thereon. The notice of redemption containing information required by the terms of the indenture, dated as of September 9, 2014, as supplemented and amended, governing the 2021 Notes, was sent to registered holders of the 2021 Notes on December 11, 2019. The 2021 Notes are to be surrendered to Wells Fargo Bank, National Association, as trustee and paying agent, in exchange for payment of the redemption price on the redemption date.

Questions relating to redemption should be directed to Wells Fargo Bank, National Association at (800) 344-5128 or by fax at (612) 667-6282.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities, and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking," subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, manufacturing, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials and supplies (including steel scrap, iron units, zinc, graphite electrodes, and energy costs) and our ability to pass on any cost increases; (5) the impact of domestic and foreign imports, including trade policy, restrictions, or agreements; (6) unanticipated difficulties in integrating or starting up new, acquired or planned businesses or assets; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact: Theresa E. Wagler, Executive Vice President and Chief Financial Officer—+1.260.969.3500